Exhibit 99.1

Castellum, Inc. Announces Execution of Debt Term Sheet

BETHESDA, MD., November 27, 2023 - Castellum, Inc. (the “Company”) (NYSE-American: CTM), a cybersecurity, electronic warfare, and software services company focused on the federal government, announces that it has signed a non-binding $4 million debt term sheet with a significant regional bank. The closing of the debt financing is subject to customary due diligence by the bank, including a field audit as well as the negotiation and execution of definitive loan documents. Castellum expects that the transaction should close in approximately six weeks.

“We are pleased to announce that we have signed a term sheet which, upon closing, will facilitate the partial paydown and extension of our 2024 debt maturities until 2025 or later,” said Mark Fuller, President and CEO of Castellum. “We believe that this non-dilutive financing reflects our improving financial performance, strong backlog and pipeline, and excellent payment history on all our existing debt. Closing this transaction will represent an important milestone for our Company.”

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a defense-oriented technology company that is executing strategic acquisitions in the cyber security, MBSE, and information warfare areas - http://castellumus.com/.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Words such as “will,” “would,” “believe,” and “expects,” and similar language or phrasing are indicative of forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to close the described debt financing; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company’s revenue due to a delay in the U.S. Congress approving a federal budget; and the Company’s ability to maintain the listing of its common stock on the NYSE American LLC. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in Item 1A. “Risk Factors” section of the Company’s recently filed Form 10-Q, Item 1A. "Risk Factors” in the Company’s most recent Form10-K, and other filings with the Securities and Exchange Commission which can be viewed at www.sec.gov. These risks and uncertainties, or not closing the described potential debt financing in this press release, could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:
Mark Fuller, President & CEO
info@castellumus.com
301-961-4895

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/1e0a56f4-4ef5-4b41-ad28-d8f9e376291c